                           SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
           of the Securities Exchange Act of 1934 (Amendment No.   )

Check the appropriate box:

[_]  Preliminary Information Statement[_] Confidential, for Use of the
                                         Commission Only (as permitted by Rule
                                         14c-5(d)(2))
 [X] Definitive Information Statement

                     San Diego Gas & Electric Company and
                        Southern California Gas Company
             (Name of Registrant as Specified In Its Certificate)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                       SAN DIEGO GAS & ELECTRIC COMPANY

                                      AND

                        SOUTHERN CALIFORNIA GAS COMPANY

                               -----------------

                                   NOTICE OF

                        ANNUAL MEETINGS OF SHAREHOLDERS

                               -----------------

   The Annual Meetings of Shareholders of San Diego Gas & Electric Company and Southern California Gas Company will be held on May 14, 2002 at 10:15 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California. SDG&E and SoCalGas are both indirect public utility subsidiaries of Sempra Energy.

   Each Annual Meeting will be held for the following purposes:

   (1) To vote upon an amendment to the Bylaws with respect to the authorized number of directors.

   (2) To elect directors for the ensuing year.

   (3) To transact any other business that may properly come before the meeting.

   Shareholders of record at the close of business on March 26, 2002 are entitled to notice of and to vote at the Annual Meeting of each utility of which they are a shareholder.

   The Annual Meetings are business-only meetings. They will not include any presentations by management.

   Shareholders of SDG&E and SoCalGas are invited to attend the Annual Meeting of Shareholders of Sempra Energy. It will be held on May 7, 2002 at 10:00 a.m. at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, and will include management presentations regarding the utilities.

   Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

                       SAN DIEGO GAS & ELECTRIC COMPANY

                                      AND

                        SOUTHERN CALIFORNIA GAS COMPANY

                               -----------------

                             INFORMATION STATEMENT

                               -----------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

   San Diego Gas & Electric Company ("SDG&E") and Southern California Gas Company ("SoCalGas") are providing this Information Statement in connection with their respective Annual Meetings of Shareholders to be held on May 14, 2002. It is being mailed to shareholders beginning April 8, 2002.

                                 THE UTILITIES

   SDG&E and SoCalGas are indirect public utility subsidiaries of Sempra Energy. SDG&E is a direct subsidiary of Enova Corporation and SoCalGas is a direct subsidiary of Pacific Enterprises. Enova Corporation and Pacific Enterprises are both direct subsidiaries of Sempra Energy.

   SDG&E's principal executive offices are located at 8330 Century Park Court, San Diego, California. Its telephone number is (619) 696-2000.

   SoCalGas' principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California. Its telephone number is (213) 244-1200.

                     OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

   The SDG&E Board of Directors has fixed March 26, 2002 as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. At that date, the outstanding shares of SDG&E consisted of 116,583,358 shares of Common Stock, all of which is owned by Enova Corporation, 1,373,770 shares of Cumulative Preferred Stock and 3,040,000 shares of Preference Stock all of which is publicly held.

   In electing directors, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote for each of the three director positions but cumulative voting is not permitted. In voting upon other matters to be considered at the Annual Meeting each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote. Shares of Preference Stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

   The shares of SDG&E owned by Enova Corporation represent over 96% of the outstanding shares and over 97% of the votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

   The SoCalGas Board of Directors has fixed March 26, 2002 as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. At that date, the outstanding shares of SoCalGas consisted of 91,300,000 shares of Common Stock, all of which is owned by Pacific Enterprises, and 862,043 shares of Preferred Stock, of which 50,962 shares are owned by Pacific Enterprises.

   In electing directors, each share is entitled to one vote for each of the three director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice at the meeting and prior to the voting of an intention to do so. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting upon other matters to be considered at the Annual Meeting each share is entitled to one vote.

   The shares of SoCalGas owned by Pacific Enterprises represent over 99% of the outstanding shares and the votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

                           GOVERNANCE OF THE COMPANY

Board of Directors

   The business and affairs of SDG&E and SoCalGas are managed under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws. Shareholders who wish to suggest qualified candidates for consideration as directors should write to the Corporate Secretary at the applicable address set forth under the caption "The Utilities" in this Information Statement, stating in detail the qualifications of the suggested candidates.

   During 2001, the Boards of Directors of SDG&E and SoCalGas held 11 meetings and 8 meetings, respectively. Each director attended at least 75% of the combined number of meetings of the board and board committees of which he or she was a member.

   The Audit Committees of the SDG&E and SoCalGas Boards of Directors each met four times during 2001. The Compensation Committees and the Corporate Governance Committees each met five times. These committees, as well as all other committees of the boards (other than the respective Executive Committees), were dissolved upon the restructuring of the boards described under the caption "Amendments of Bylaws" in this Information Statement.

   All of the current directors of SDG&E and SoCalGas are also officers of each utility or Sempra Energy. They are not separately compensated for services as directors of the utilities.

                             INDEPENDENT AUDITORS

   Representatives of Deloitte & Touche LLP, independent auditors for SDG&E and SoCalGas, are expected to be present at the Annual Meetings. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Audit Fees

   Fees of Deloitte & Touche LLP for the audit of the 2001 financial statements of SDG&E and SoCalGas were $574,000 and $407,000, respectively.

All Other Fees

   Fees of Deloitte & Touche LLP for all other services provided to SDG&E and SoCalGas for 2001 were $80,450 and $9,400, respectively. The Boards of Directors have considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

                                 AUDIT REPORT

   The Boards of Directors of SDG&E and SoCalGas reviewed the audited financial statements of the respective utilities for the year ended December 31, 2001, with management and Deloitte & Touche LLP, the independent auditors.

   The boards have also discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61. They have also received and reviewed the written disclosures and the letters from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and have discussed with Deloitte & Touche LLP their independence.

   Based on this review and discussions, the SDG&E and SoCalGas Boards of Directors have directed that the audited financial statements of the respective utilities be included in their Annual Reports on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          BOARDS OF DIRECTORS

                                          Edwin A. Guiles, Chairman
                                          Frank H. Ault
                                          Debra L. Reed

                                          March 7, 2002

                                SHARE OWNERSHIP

   All of the outstanding SDG&E Common Stock is owned by Enova Corporation and all of the outstanding SoCalGas Common Stock is owned by Pacific Enterprises. All of the outstanding Common Stock of both Enova Corporation and Pacific Enterprises is owned by Sempra Energy. None of the directors or officers of SDG&E or SoCalGas owns any preferred or preference shares of the utilities.

   The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2002 by each director, by each of the executive officers of SDG&E and SoCalGas named in the compensation tables of this Information Statement, and by all directors and executive officers of SDG&E and SoCalGas as a group. These shares, in the aggregate, represent less than 1% of Sempra Energy's outstanding shares.

                          Sempra Energy Common Stock

                                                                            Shares
                                                                Current   Subject To
                                                               Beneficial Exercisable  Phantom
Name                                                            Holdings  Options (A) Shares (B)   Total
----                                                           ---------- ----------- ---------- ---------
Frank H. Ault.................................................   23,028       67,095     1,965      92,088
James P. Avery (C)............................................      221          -0-       114         335
Steven D. Davis...............................................    5,092       53,356     1,105      59,553
Pamela J. Fair................................................    7,573       70,625     1,411      79,609
Edwin A. Guiles...............................................   22,619      169,740    16,477     208,836
Richard M. Morrow.............................................   16,377       88,760     1,434     106,571
Roy M. Rawlings...............................................   10,094       94,623     1,985     106,702
Debra L. Reed.................................................   15,603      204,036     4,117     223,756
Anne S. Smith.................................................    7,697       87,301     2,207      97,205
Lee M. Stewart................................................   17,726      185,739     3,431     206,896
SoCalGas Directors and Executive Officers as a group
  (14 persons)................................................  187,955    1,247,307    39,015   1,474,277
SDG&E Directors and Executive Officers as a group (15 persons)  188,176    1,247,307    39,129   1,474,612

--------
(A) Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 15, 2002.

(B) Represents deferred compensation deemed invested in phantom shares of Sempra Energy Common Stock. These shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

(C) Mr. Avery is an officer of SDG&E only.

   Share ownership guidelines for Sempra Energy Common Stock have been established for SDG&E and SoCalGas officers to further strengthen the link between performance and compensation. The guidelines are:

                                                Sempra Energy Share
           Executive Level                      Ownership Guidelines
           ---------------                      --------------------
           Chairman and Chief Executive Officer   3 x Base Salary
           President...........................   2 x Base Salary
           Vice Presidents.....................   1 x Base Salary

   In setting the guidelines the boards considered then current share ownership levels and the desirability of encouraging further share ownership. The guidelines are expected to be met or exceeded within five years from their adoption in 1998. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

   Sempra Energy has approximately 175,000 shareholders. The only person known to Sempra Energy to own more than 5% of its shares is Barclays Global
Investors, N.A. (45 Fremont Street, San Francisco, California 94105), which on February 8, 2002 reported that it and related entities held 11,393,523 shares of Sempra Energy Common Stock as to which they had sole dispositive power (including 10,949,470 shares as to which they had sole voting power) in trust accounts for the economic benefit of the beneficiaries of those accounts. These shares represent approximately 5% of the outstanding Sempra Energy Common Stock.

   Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 24,241,792 shares of Sempra Energy Common Stock
(approximately 12% of the outstanding shares) for the benefit of employees at March 11, 2002.

                             AMENDMENTS OF BYLAWS

   The respective Bylaws of SDG&E and SoCalGas currently provide that the authorized number of directors of the utility will be not less than nine nor more than seventeen. The exact number of authorized directors (currently nine for each utility) is fixed and may be altered, within these limits, by a resolution of the respective boards. At the Annual Meetings, the respective shareholders of each utility will consider and vote upon a bylaw amendment that would decrease the range of the authorized number of directors of the utility to a minimum of three and a maximum of five.

Background, Purpose and Effect

   In November 2001, the Boards of Directors of SDG&E and SoCalGas restructured the respective boards so that the incumbent directors of each consisted entirely of the three current directors, each of whom is a director of both utilities and is also an officer of both utilities or Sempra Energy. Immediately prior to the restructuring, each board had consisted of Edwin A. Guiles, the Chairman and Chief Executive Officer of both SDG&E and SoCalGas who continues to serve as a director, and ten of the thirteen non-officer directors of Sempra Energy.

   The restructuring of the boards is intended to facilitate corporate effectiveness and decision making and was taken as an initial step in the integration of the operations of the utilities. In connection with the restructuring, the boards fixed the authorized number of directors of the respective utilities at nine directors (the minimum number permitted by then applicable bylaw requirements) and amended related bylaw quorum requirements to provide that one-third of the authorized number of directors (but not less than two directors) would constitute a quorum for conduct of business. Consequently, although there are currently six vacancies in each board, the three incumbent directors are sufficient to constitute a quorum for the conduct of business.

   The proposed amendment to the Bylaws of each utility provides that the authorized number of directors of the utility will be not less than three nor more than five with the exact number to be fixed, within these limits, by a resolution of the board. The bylaw amendments were approved by the respective boards in connection with the restructuring and authorized to be submitted for requisite shareholder approval. Effective upon such approval being obtained, each board also fixed the authorized number of directors at three.

   The amendments would reduce the authorized number of directors to a number consistent with the number of incumbent directors and thus eliminate the current vacancies in the boards. Approval of the amendments would also have the effect of reducing quorum requirements so corporate actions could be authorized by two directors rather than, as now, requiring all three incumbent directors. In addition, by providing for a range rather than a fixed number, each board would retain the flexibility to increase or decrease the authorized number of directors (within a minimum of three and maximum of five) without requiring further shareholder approval.

Shareholder Approval

   Adoption of the SDG&E bylaw amendment and the SoCalGas bylaw amendment requires that the amendment be approved by a majority of the outstanding shares of the respective utility that are entitled to vote on the amendment and the number of votes cast against the adoption of the amendment does not exceed 16 2/3% of the outstanding shares entitled to vote. Enova Corporation and Pacific Enterprises, as the respective parent corporations of SDG&E and SoCalGas, have advised the utilities that they intend to vote all of their shares of the respective utilities to approve the amendments. Consequently, no other shareholder approvals would be required to adopt the amendments.

                             ELECTION OF DIRECTORS

   The Boards of Directors of SDG&E and SoCalGas will each consist of three directors upon shareholder approval of the bylaw amendments described under the caption "Amendments of Bylaws" in this Information Statement. At the Annual Meeting of each utility, three directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

   The names of the three nominees for election as directors and biographical information regarding each nominee are set forth below. Each has been nominated as a director of SDG&E and SoCalGas by the respective Boards of Directors of the two utilities and each is currently a director of both utilities. Each nominee is also an officer of both utilities or Sempra Energy. Unless otherwise noted, each nominee has held the position set forth beneath his or her name or various positions with the same or predecessor or affiliated organizations for at least the last five years.

[PHOTO]         Frank H. Ault, 57, became a director in 2001. He is a Senior Vice President and the
                Controller of Sempra Energy. He is immediate past Chair of the Board of the San Diego
Frank H. Ault   Foundation and Chairman of the Board and Treasurer of the San Diego Regional Fire and
                Emergency Services Foundation.

[PHOTO]         Edwin A. Guiles, 51, has been a director since 2000. He is Chairman and Chief Executive
                Officer of both SDG&E and SoCalGas and Group President - Regulated Business Units of
Edwin A. Guiles Sempra Energy. Mr. Guiles is a member of the boards of the California Chamber of
                Commerce and San Diego County YMCA. He formerly served as planning commissioner for the City of Chula Vista, and is a former director of the Arthritis Foundation, Wellness
                Communities and San Diego Economic Development Council.

[PHOTO]         Debra L. Reed, 45, became a director in 2001. She is the President and Chief Financial
                Officer of SDG&E and SoCalGas. She is a director of Halliburton Company. She serves on
Debra L. Reed   the Board and Executive Committee of the San Diego Regional Economic Development
                Corporation and the Board of the Magdalena Ecke Family YMCA. She is a member of the
                Board of Counselors of the University of Southern California College of Letters, Arts and
                Sciences. She previously served on the Board of the Los Angeles Chamber of Commerce and as a director of Dominguez Services Corporation.

                       REPORT ON EXECUTIVE COMPENSATION

   SDG&E and SoCalGas are subsidiaries of Sempra Energy. Sempra Energy's Board of Directors maintains a Compensation Committee, consisting of independent directors, that has established compensation principles and strategies for Sempra Energy and its subsidiaries and designed a compensation program for Sempra Energy executive officers. The committee also administers Sempra Energy's base salary program, executive annual and long term incentive plans, and executive benefit programs.

   Edwin A. Guiles, the Chairman and Chief Executive Officer of both SDG&E and SoCalGas, is also the Group President - Regulated Business Units of Sempra Energy. Mr. Guiles' base salary is set by the Sempra Energy Compensation Committee. His compensation, as well as that of other officers of SDG&E and SoCalGas, also includes participation in Sempra Energy's various incentive and employee benefit plans with participation levels established by the Sempra Energy Compensation Committee. Other deliberations regarding SDG&E and SoCalGas compensation are conducted by the respective Boards of Directors consisting of Mr. Guiles and Debra L. Reed, who are officers of each utility, and Frank H. Ault, who is an officer of Sempra Energy, based upon the principals and strategies adopted by the Sempra Energy Compensation Committee.

Compensation Principles and Strategies

   In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and its subsidiaries and takes into account numerous factors, including:

  . The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

  . The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

  . The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

  . The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

  . The need to strongly align the interests of executives with those of shareholders.

   To reflect these factors and assist Sempra Energy and its subsidiaries in realizing the key objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

  . An emphasis on "pay-for-performance" with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

  . An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

  . An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for companies of comparable size with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior performance.

  . An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

  . An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive's total compensation as levels of responsibility increase.

   The Compensation Committee also takes into account provisions of the Internal Revenue Code limiting to $1 million the annual amount of compensation (other than compensation that qualifies as "qualified performance-based compensation") that publicly held corporations may deduct for federal income tax purposes for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any executive officer compensation program. Accordingly, the committee expects to design and implement policies and programs that will maximize federal income tax deductions for compensation expense to the extent that doing so is consistent with the other compensation principles and strategies of Sempra Energy and its subsidiaries. The committee believes, however, that there may be circumstances in which the interests of shareholders would be best served by providing compensation that is not fully tax deductible, and may exercise discretion to provide compensation that would not qualify as a tax-deductible compensation expense.

Compensation Program

   The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

  Base Salaries

   Base salaries for executives are reviewed annually and, in general, are targeted at the median of salaries at general industry companies of similar size to Sempra Energy. This strategy, along with annual and long term incentive opportunities at general industry levels, is intended to allow Sempra Energy and its subsidiaries to retain and attract top quality executive talent. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are also taken into account.

   Survey data for assessing base salaries are based upon companies in the Fortune 1000 and size-adjusted based upon Sempra Energy's revenues using regression analysis. The Compensation Committee believes the Fortune 1000 appropriately reflects the broad group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

   Annual base salaries for executive officers of Sempra Energy and its subsidiaries have been set at the approximate mid-point of these salary data. For 2001, an annual base salary of $491,000 was established for Mr. Guiles with corresponding lesser amounts for other officers of SDG&E and SoCalGas.

  Annual Incentives

   Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under the Sempra Energy Executive Incentive Plan. This plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer's position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 1000 companies.

   For 2001, Executive Incentive Plan award levels for SDG&E and SoCalGas executive officers were based on attainment of Sempra Energy earnings per share goals and utility net income and operating measures with target award levels ranging from 70% of base salary for the Chairman and Chief Executive Officer to 45% of base salary for Vice Presidents, with maximum award levels ranging from 140% to 90% of base salary. Performance for the year resulted in a cash bonus of $687,400 for Mr. Guiles, with corresponding lesser amounts to other executive officers.

  Long Term Incentives

   Long-term incentive opportunities are provided by equity and equity-based awards under Sempra Energy's 1998 Long Term Incentive Plan. The plan permits a wide variety of awards to allow the Compensation Committee to respond to changes in market conditions and compensation practices. During 2001, Sempra Energy granted to executives and other employees of Sempra Energy and its subsidiaries non-qualified stock options to purchase Sempra Energy Common Stock. These option grants to executive officers of SDG&E and SoCalGas are described in this Information Statement under the caption "Executive Compensation--Stock Options and Stock Appreciation Rights."

Share Ownership Guidelines

   Sempra Energy believes that a commitment to increased share ownership by executives of Sempra Energy and its subsidiaries is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of compensation plans and, in addition, stock ownership guidelines have been established to further strengthen the link between corporate performance and compensation. These guidelines are summarized under the caption "Share Ownership" in this Information Statement.

                                          BOARD OF DIRECTORS

                                          Edwin A. Guiles, Chairman
                                          Frank H. Ault
                                          Debra L. Reed

                                          March 7, 2002

                            EXECUTIVE COMPENSATION

Compensation Summary

   The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the executive officers of SDG&E and SoCalGas named in the table. Except as otherwise noted, each individual holds the identical office in both utilities.

                          Summary Compensation Table

                                                         Long Term Compensation
                                                      ----------------------------
                                 Annual Compensation       Awards        Payouts
                                 -------------------- ---------------- -----------
                                                         Securities       LTIP      All Other
                                                         Underlying    Payouts ($) Compensation
Name and Principal Position Year Salary ($) Bonus ($) Options/SARS (#)   (A) (B)     ($) (C)
--------------------------- ---- ---------- --------- ---------------- ----------- ------------
 Edwin A. Guiles (D)....... 2001  $490,596  $687,400      271,200        $51,418     $98,212
  Chairman and              2000  $373,740  $504,700       73,500        $35,685     $39,933
  Chief Executive Officer   1999  $304,731  $243,750       54,500        $46,273     $46,931

 Debra L. Reed (E)......... 2001  $388,538  $389,000      122,800        $30,621     $49,265
  President and Chief       2000  $331,685  $335,900       73,500        $   -0-     $37,315
  Financial Officer         1999  $298,732  $243,750       52,300        $   -0-     $38,432

 Lee M. Stewart (F)........ 2001  $299,141  $300,000       94,700        $28,835     $47,090
  Senior Vice President     2000  $297,029  $298,000       70,600        $   -0-     $40,895
                            1999  $288,659  $235,544       50,500        $   -0-     $40,855

 James P. Avery (G)........ 2001  $234,616  $220,134       72,500        $   -0-     $17,341
  Senior Vice President

 Roy M. Rawlings (F)....... 2001  $234,164  $211,500       55,700        $15,604     $42,042
  Senior Vice President     2000  $224,259  $178,700       35,600        $   -0-     $36,529
                            1999  $216,895  $177,795       25,500        $   -0-     $33,417

 Steven D. Davis (H)....... 2001  $215,692  $190,196       51,200        $12,479     $28,922
  Senior Vice President     2000  $199,697  $122,800       31,600        $   -0-     $26,545
                            1999  $172,962  $130,209       20,000        $   -0-     $27,264

 Pamela J. Fair (E)........ 2001  $215,317  $189,756       51,100        $13,536     $35,236
  Vice President            2000  $205,835  $126,500       32,600        $   -0-     $30,608
                            1999  $199,027  $149,612       22,900        $   -0-     $27,264

 Richard M. Morrow (F)..... 2001  $214,729  $193,950       51,100        $13,536     $36,158
  Vice President            2000  $205,397  $163,600       32,600        $   -0-     $27,884
                            1999  $195,415  $160,380       23,000        $   -0-     $26,920

 Anne S. Smith (F)......... 2001  $211,246  $190,800       50,200        $13,278     $34,164
  Vice President            2000  $202,221  $161,200       32,100        $   -0-     $28,352
                            1999  $188,767  $155,034       22,200        $   -0-     $23,902

--------
(A) Long term incentive plan payouts represent the fair market value of Sempra Energy restricted shares for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals.

(B) The aggregate holdings/value of Sempra Energy restricted shares held on December 31, 2001 by the individuals listed in the table are: 3,984 shares/$97,807 for Mr. Guiles; 3,909 shares/$95,966 for Ms. Reed; 3,681 shares/$90,369 for Mr. Stewart; -0- shares/$-0- for Mr. Avery; 1,992 shares/$48,904 for Mr. Rawlings; 1,593 shares/$39,108 for Mr. Davis; 1,728 shares/$42,422 for Ms. Fair; 1,728 shares/$42,422 for Mr. Morrow; and 1,695 shares/$41,612 for Ms. Smith. Regular quarterly dividends are paid on restricted shares.

(C) All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2001 were $192, $45,593, $7,163, $34,168 and $11,096 for Mr. Guiles; $1,198, $539, $10,000, $27,030 and
    $10,498 for Ms. Reed; $4,718, $1,504, $6,675, $23,695 and $10,498 for
    Mr. Stewart; $-0-, $887, $6,225, $-0- and $10,229 for Mr. Avery; $12,080,
    $1,330, $7,000, $14,632 and $7,000 for Mr. Rawlings; $-0-, $787, $6,038,
    $11,599 and $10,498 for Mr. Davis; $4,844, $1,119, $7,000, $11,775 and
    $10,498 for Ms. Fair; $522, $2,578, $7,000, $15,560 and $10,498 for Mr.
    Morrow; and $3,598, $385, $5,276, $14,407 and $10,498 for Ms. Smith.

(D) Mr. Guiles became an officer of SoCalGas in June 2000.

(E) Ms. Reed and Ms. Fair transferred from SoCalGas to SDG&E in 2000 and 1998, respectively, and each again became an officer of SoCalGas on January 1, 2002.

(F) Messrs. Stewart, Rawlings and Morrow and Ms. Smith became officers of SDG&E on January 1, 2002.

(G) Mr. Avery became an officer on January 16, 2001. He is an officer of SDG&E only.

(H) Mr. Davis became an officer of SoCalGas on January 1, 2002.

Stock Options and Stock Appreciation Rights

   The following table shows information as to stock options granted during 2001 to the executive officers of SDG&E and SoCalGas named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, are for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date.

                           Option/SAR Grants in 2001

                   Number of    % of Total
                     Shares    Options/SARs
                   Underlying   Granted to  Exercise
                  Options/SARs Employees in   Price   Expiration    Grant Date
Name              Granted (#)      2000     ($/Share)    Date    Present Value (A)
----              ------------ ------------ --------- ---------- -----------------
Edwin A. Guiles..   271,200        9.55%     $22.50    1/01/11      $1,374,984

Debra L. Reed....   122,800        4.32%     $22.50    1/01/11      $  622,596

Lee M. Stewart...    94,700        3.33%     $22.50    1/01/11      $  480,129

James P. Avery...    72,500        2.55%     $18.38    1/15/11      $  300,150

Roy A. Rawlings..    55,700        1.96%     $22.50    1/01/11      $  282,399

Steven D. Davis..    51,200        1.80%     $22.50    1/01/11      $  259,584

Pamela J. Fair...    51,100        1.80%     $22.50    1/01/11      $  259,077

Richard M. Morrow    51,100        1.80%     $22.50    1/01/11      $  259,077

Anne S. Smith....    50,200        1.77%     $22.50    1/01/11      $  254,514

--------

(A) Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. Grant date present value per option share for the options granted at an exercise price of $22.50 was $5.07 based on the following assumptions: share volatility-23.60%; dividend yield-4.21%; risk-free rate of return-5.28%; and outstanding term-10 years. Grant date present value per option share for the options granted at an exercise price of $18.38 was $4.14 based on the following assumptions: share volatility-23.60%; dividend yield-4.21%; risk-free rate of return-5.28%; and outstanding term-10 years.

   The following table shows information as to the exercise of options and stock appreciation rights during 2001 and unexercised options and stock appreciation rights held on December 31, 2001 by the executive officers of SDG&E and SoCalGas named in the Summary Compensation Table.

                       Option/SAR Exercises and Holdings

                                            Number of Securities
                                           Underlying Unexercised   Value of Unexercised In-
                                               Options/SARs at       the-Money Options/SARs
                      Shares                    Year-End (#)           at Year-End ($)(A)
                     Acquired     Value   ------------------------- -------------------------
Name              on Exercise(#) Realized Exercisable Unexercisable Exercisable Unexercisable
----              -------------- -------- ----------- ------------- ----------- -------------
Edwin A. Guiles..        -0-         -0-     69,965      361,655     $197,393     $955,018
Debra L. Reed....        -0-         -0-    141,886      212,205     $385,331     $647,071
Lee M. Stewart...        -0-         -0-    131,789      180,725     $328,282     $574,336
James P. Avery...        -0-         -0-        -0-       72,500     $    -0-     $447,688
Roy A. Rawlings..     11,278      81,210     65,423       99,365     $204,350     $305,964
Steven D. Davis..        -0-         -0-     27,656       88,152     $ 78,851     $270,514
Pamela J. Fair...      5,925      56,851     56,144       90,774     $163,994     $279,572
Richard M. Morrow        -0-         -0-     52,160       90,819     $130,292     $279,749
Anne S. Smith....     11,278     110,863     51,251       89,016     $128,186     $274,427

--------
(A) The exercise price of outstanding options ranges from $14.38 to $26.31.

Pension Plans

   The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of SDG&E and SoCalGas named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of SDG&E and SoCalGas and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

                              PENSION PLAN TABLE
                                   ($000's)

                                      Years of Service
                     Pension Plan ------------------------
                     Compensation  5    10   20   30   40
                     ------------ ---- ---- ---- ---- ----
                       $  250     $ 50 $100 $150 $156 $163
                       $  500     $100 $200 $300 $313 $325
                       $  750     $150 $300 $450 $469 $488
                       $1,000     $200 $400 $600 $625 $650
                       $1,250     $250 $500 $750 $781 $813
                       $1,500     $300 $600 $900 $938 $975

   Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 29 years for Mr. Guiles, 23 years for Ms. Reed, 34 years for Mr. Stewart, one year for Mr. Avery, 28 years for Mr. Rawlings, 21 years for Mr. Davis, 17 years for Ms. Fair, 27 years for Mr. Morrow, and 24 years for Ms. Smith.

   Mr. Guiles is entitled to pension benefits at the greater of that provided by Sempra Energy's pension plans or that to which he would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans and retirement after attaining age 62, Mr. Guiles would be entitled to a monthly pension benefit of 60% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years' gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 50% and 100%, respectively, of pension benefits.

Employment-Related Agreements

   Sempra Energy has entered into a severance agreement with each of the executive officers of SDG&E and SoCalGas providing for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive's employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

   The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive's annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer's position, by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive's benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive's actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for two years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy and its subsidiaries, a material reduction in the executive's overall standing and responsibilities within Sempra Energy and its subsidiaries and a material reduction in the executive's annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive's title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive's annualized compensation and benefit opportunities, relocation of the executive's principal place of employment by more than 30 miles, and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy's shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

                             SHAREHOLDER PROPOSALS

   Shareholders intending to bring any business before an Annual Meeting of Shareholders of SDG&E or SoCalGas, including nominations for election as directors, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received within the specified periods and must be accompanied by the information required by the Bylaws. A copy of the applicable bylaw requirements will be provided upon request in writing to the Corporate Secretary.

   The period for notice of business to be brought by shareholders before the 2002 Annual Meetings of Shareholders has expired. The period for the receipt of notice of business to be brought by shareholders before the 2003 Annual Meetings of Shareholders will commence on January 14, 2003 and end on March 14, 2003.

                                ANNUAL REPORTS

   The respective Annual Reports to the Securities and Exchange Commission on Form 10-K of SDG&E and SoCalGas are being mailed to the respective shareholders of each utility together with this Information Statement.